EXHIBIT 4
[Letterhead of KPMG LLP]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated March 20, 2007, except as to note 22 which is as of March 29, 2007 included in this annual report on Form 40-F of Claude Resources Inc. for the year ended December 31, 2006.

/s/ KPMG LLP
Saskatoon, Canada
March 20, 2007